Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-123166, 333-135365 and 333-195642) of Cabot Oil & Gas Corporation of our report dated June 28, 2019, relating to the financial statements and supplemental schedule of the Cabot Oil & Gas Corporation Savings Investment Plan as of December 31, 2018 and 2017 and for the year ended December 31, 2018, which appear in this Form 11-K for the year ended December 31, 2018.

/s/ BDO USA, LLP

Houston, Texas
June 28, 2019